UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2012

Nuveen Diversified Commodity Fund

(Exact name of registrant as specified in its charter)

Delaware	001-34879	27-2048014
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

333 West Wacker Drive Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 827-5920

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The Nuveen Diversified Commodity Fund (the “Fund”) is treated as a partnership for tax purposes. Under federal tax law, if a partnership experiences sales or exchanges of 50% or more of its shares during a twelve month period, the partnership is “constructively terminated,” requiring the partnership to close its tax year (and file its tax returns for that period or request an extension by the 15th day of the fourth month after the month in which the termination occurs) and restart a new tax year. It is difficult for publicly traded partnerships to ascertain on a real-time basis when constructive terminations occur given that shares are typically held in street name. Publicly traded partnerships typically identify actual beneficial owners only during the course of preparing year-end tax information for shareholders. Therefore, a publicly traded partnership may not be aware that a constructive termination occurred until well after the fact, which potentially subjects the partnership to penalties for failing to file the tax return for the period preceding the termination in a timely manner.

It was recently discovered that the Fund experienced a constructive termination during the calendar year 2011. Absent relief from the Internal Revenue Service (the “IRS”), the Fund would need to file two tax returns for 2011 and could be subject to substantial late filing penalties with respect to the period preceding the termination. The Fund has engaged tax advisors who will seek relief from the IRS which would permit the Fund to file a consolidated tax return and avoid the late filing penalties. In other similar cases of constructive terminations of publicly traded partnerships of which management is aware, the IRS has granted relief and waived the late filing penalties. Nonetheless, management cannot assure that the IRS will grant the Fund this (or any) relief.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVEEN DIVERSIFIED COMMODITY FUND

By: Nuveen Commodities Asset Management, LLC, its Manager

Date: June 19, 2012

/s/ Gifford R. Zimmerman
Gifford R. Zimmerman Chief Administrative Officer